GUARANTEED LIFETIME WITHDRAWAL BENEFIT RIDER DATA PAGE

CONTRACT NUMBER: [123456789]

COVERED PERSON(S): [John Doe]
ISSUE AGE(S): [35]
CONTRACT ISSUE DATE: [November 10, 2025]
OWNER(S): [John Doe]

Earliest Income Benefit Payment Start Date: The [50th] birthday of the younger Covered Person or [two Business Days after the Contract Issue Date], whichever is later.

Maximum Annual Increase Period: [20] years

Income Benefit Fee Rate: [1.50]%

Earliest Rider Voluntary Termination Date: [6] years after the Contract Issue Date.

Allocation Option Requirements: Your Allocation Options for allocating your Contract Value include the following Crediting Strategies and Interest Terms:

Crediting Strategy	Interest Term
[Floor with Participation Rate and Cap Rate]	[1-Year]
[Fixed Account]	[1-Year]

Income Benefit Percentage: The Income Benefit Percentage is determined on the Income Benefit Payment Start Date and is calculated using the following formula:

Income Benefit Percentage = B + A x C, where

B = Base Withdrawal Percentage.
A = Annual Increase Percentage.
C = [The number of whole Contract Years from the Contract Issue Date until the Income Benefit Payment Start Date], subject to the Maximum Annual Increase Period.

The Base Withdrawal Percentage and Annual Increase Percentage are determined as follows:

a) If there is one Covered Person, the Base Withdrawal Percentage and Annual Increase Percentage are determined based on your election of single life option rates using the Age of the Covered Person as of the Contract Issue Date.
b) If there are two Covered Persons, the Base Withdrawal Percentage and Annual Increase Percentage are determined based on your election of joint life option rates using the Age of the [older] Covered Person as of the Contract Issue Date[, provided that the difference in Age between the older Covered Person and the younger Covered Person is not greater than 5 years. If the difference in Age is greater than 5 years, the Age of the younger Covered Person will be used].

Once the Income Benefit Percentage is determined, it will not change.

ICC25-ILVA-GLWB-RDR-DP-A [1]

Age on Contract Issue Date	Base Withdrawal Percentage		Annual Increase Percentage	
	Single Life	Joint Life	Single Life	Joint Life
21 - 44	3.00%	2.50%	0.25%	0.25%
45	4.00%	3.50%	0.25%	0.25%
46	4.15%	3.65%	0.25%	0.25%
47	4.30%	3.80%	0.25%	0.25%
48	4.45%	3.98%	0.25%	0.25%
49	4.60%	4.10%	0.25%	0.25%
50	4.75%	4.25%	0.25%	0.25%
51	4.90%	4.40%	0.25%	0.25%
52	5.05%	4.55%	0.25%	0.25%
53	5.20%	4.70%	0.25%	0.25%
54	5.35%	4.85%	0.25%	0.25%
55	5.50%	5.00%	0.30%	0.30%
56	5.60%	5.10%	0.30%	0.30%
57	5.70%	5.20%	0.30%	0.30%
58	5.80%	5.30%	0.30%	0.30%
59	5.90%	5.40%	0.30%	0.30%
60	6.00%	5.50%	0.35%	0.35%
61	6.10%	5.60%	0.35%	0.35%
62	6.20%	5.70%	0.35%	0.35%
63	6.30%	5.80%	0.35%	0.35%
64	6.40%	5.90%	0.35%	0.35%
65	6.50%	6.00%	0.40%	0.40%
66	6.60%	6.10%	0.40%	0.40%
67	6.70%	6.20%	0.40%	0.40%
68	6.80%	6.30%	0.40%	0.40%
69	6.90%	6.40%	0.40%	0.40%
70	7.00%	6.50%	0.45%	0.45%
71	7.10%	6.60%	0.45%	0.45%
72	7.20%	6.70%	0.45%	0.45%
73	7.30%	6.80%	0.45%	0.45%
74	7.40%	6.90%	0.45%	0.45%
75	7.50%	7.00%	0.50%	0.50%
76	7.55%	7.05%	0.50%	0.50%
77	7.60%	7.10%	0.50%	0.50%
78	7.65%	7.15%	0.50%	0.50%
79	7.70%	7.20%	0.50%	0.50%
80+	7.75%	7.25%	0.55%	0.55%

ICC25-ILVA-GLWB-RDR-DP-A [2]